Exhibit 99.1

Daktronics, Inc. Announces Fiscal Year and Fourth Quarter 2025 Results

FY2025 Operating Profit of $33 million; Adjusted Operating Profit of $50 million

FQ4 Operating Loss of $2 million; Adjusted Operating Income of $6 million

FQ4 Orders +29% Sequentially and +17% YoY; Year-end Product Backlog of $342 million up 8%

FY2025 Operating Cash Flow +55% to $98 million; Year-end Cash Balance of $128 million

Business and Digital Transformation on Track; Reconfirming Three Year Forward Objectives of 7-10% Sales Growth, 10-12% operating margin, 17-20% ROIC

BROOKINGS, S.D., June 25, 2025—Daktronics, Inc. (NASDAQ:DAKT) (“Daktronics,” the “Company,” “we,” “our,” or “us”), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today reported results for its fiscal year and fourth quarter ended April 26, 2025.

Fiscal Q4 and full year 2025 financial highlights:

•

Q4 sales of $172.6 million and full year 2025 sales of $756.5 million compared to $215.9 million and record sales of $818.1 million at the end of Q4 and full year 2024, respectively. On a sequential basis from the seasonally slower Q3, Q4 sales rose 15.4%

•

Q4 gross profit as a percentage of sales of 25.0% compared to 25.7% in the year-earlier period; full year gross profit as a percentage of net sales of 25.8% decreased as compared to 27.2% for fiscal 2024

•

Q4 operating loss of $1.7 million compared to a profit of $19.4 million in the year-earlier period; adjusted operating income(1) was $5.8 million after excluding $7.5 million related to business and digital transformation consultant costs, legal costs associated with special corporate governance matters, and management transition costs; full-year operating income was $33.1 million compared to a record $87.1 million in fiscal 2024; full-year adjusted operating income was $49.6 million(1) after excluding $16.5 million related to business and digital transformation consultant costs, legal costs associated with special corporate governance matters, and management transition costs

•

Q4 net loss of $9.4 million, compared to income of $2.5 million in the year-earlier period; adjusted net income(1) was $8.8 million for the quarter after excluding a provision for credit losses on affiliate loans, the non-operating non-cash debt fair value adjustment, and tax impacted operating expense adjustments; full-year net loss was $10.1 million, compared to income of $34.6 million in fiscal 2024; adjusted net income(1) was $40.1 million for full-year fiscal 2025 after excluding a non-cash allowance for credit loss on affiliate loans, the non-operating non-cash debt fair value adjustment, and tax impacted operating expense adjustments

(1)

Adjusted Operating Income and Adjusted Net Income are measures not defined by accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are used to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.

(2)

Orders and backlog metrics are non-GAAP measures, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.

•

Q4 product and service orders of $240.7 million(2) increased 17.0% from $205.8 million in the year-ago period; full-year product and service orders were $781.3 million(1) up 5.6% from $740.2 million in fiscal 2024

•	Product order backlog was $341.6 million at April 26, 2025 compared to $316.9 million a year ago due to the robust increase in orders during Q4 of fiscal 2025(2)

•	Q4 cash flows from operations of $22.9 million and $97.7 million for full year fiscal 2025, compared to $9.5 million and $63.2 million in the same periods a year earlier, respectively

Brad Wiemann, Daktronics’ Interim President and Chief Executive Officer, commented, “The Company embarked on its business transformation in fiscal 2025. A rigorous analysis and planning phase of this transformation was completed with a detailed implementation plan of action designed to support ambitious sales growth, margin improvements and top quartile ROIC targets. New orders reflect strong growth, especially in our International business unit, demonstrating continued market adoption of digital display technology and a comprehensive line of products and services. We also improved contribution margin in our Commercial and Transportation segments through better alignment of capacity to demand, lower manufacturing costs and other operating efficiencies during the year. The 54.5 percent growth in full-year cash flow generated from operations in part reflected inventory efficiency initiatives and value-based pricing increases implemented as part of the business transformation effort.”

Business Transformation Update

During fiscal 2025, the Company embarked on a business transformation program to achieve and sustain a higher profit growth trajectory. The investment in this program began to realize benefits in the last four months of fiscal 2025 through initiatives to reprice products to their intrinsic value to customers, raise inventory efficiency and turnover as well as leverage the Company’s purchasing power to improve input costs to get to market quicker and more efficiently. The Company’s increased focus on working capital management has additionally reduced accounts receivable and contract assets. In the first quarter fiscal 2026, Daktronics rolled out its Service software system, a major milestone, which will benefit the Company in streamlining processes and enhancing customer experiences through better service management and enablement of self-service options.

Outlook and Tariff Backdrop

The tariff environment remains highly uncertain and fluid. Since the announcement of reciprocal tariffs on April 2, 2025, tariff rates have fluctuated, including periods of increases, reductions, and temporary suspensions. Given this high degree of uncertainty with respect to tariff rates, effectiveness, exceptions and competitive reaction, Daktronics cannot reliably determine the ultimate tariff impact at this time.

Daktronics remains agile and is able to implement certain measures to mitigate tariff impacts, though offsets may not be immediate. These measures include:

•	Selective price adjustments and escalation clauses built into contracts

•	Supply chain flexibility on many components

•

A global manufacturing footprint that affords flexibility, including shifting production to a Daktronics lower-tariff international facility, potentially reshoring production to the U.S, or a mix of both depending on specific product cost, certainty of price or customer preference

•	A strong and developing international growth opportunity that can further diversify the revenue base to reduce exposure to U.S.-based revenue

•	The Company continues to focus on proactively managing the areas of the business within our control to generate profitable growth over the long term

Mr. Wiemann added, “As we enter fiscal 2026, our transformation efforts ensure we are well-positioned to capitalize on increasing market demand. Our market leadership, technological superiority, and high-quality value-based selling proposition set us apart. Our tiered product offering, supply and manufacturing capabilities, supported by a strengthened balance sheet, further enhance our competitive edge.

“Additionally, our three-year transformation plan includes expanding our presence in indoor markets, enhancing the services we offer, and focusing on our highest-growth and most profitable sales channels. We are on track to meet the financial objectives tied to this plan.”

Fourth Quarter and Year to Date Results

Howard Atkins, Daktronics’ Acting Chief Financial Officer, commented, “Following a record revenue year in fiscal 2024 and then an initial softness in order flows in early fiscal 2025, our teams worked to successfully drive order growth in the second half of fiscal 2025, with Q4 orders up 17.0 percent over the comparable quarter of fiscal 2024. Although net sales were not as high as orders in Q4, the lag between order growth and net sales sets the stage for solid growth in revenue as projects begin in fiscal 2026.”

Growth in orders in the fourth quarter of fiscal 2025 was broadly led by strong demand in the Commercial, High School Park and Recreation, and International business units; on a sequential basis, orders increased 28.8 percent driven by strong demand across all business units. Orders for the full fiscal 2025 year increased 5.6 percent as compared to fiscal 2024 for the similar reasons in the same business units.

Net sales for the fourth quarter of fiscal 2025 decreased by 20.1 percent as compared to the fourth quarter of fiscal 2024; on a sequential basis, net sales increased 15.4 percent. Net sales for fiscal 2025 decreased 7.5 percent as compared to fiscal 2024. The decrease in sales was the result of lower volumes in each business unit, primarily driven by the Live Events business unit due to order timing and buildable backlog.

Gross profit as a percentage of net sales decreased to 25.0 percent for the fourth quarter of fiscal 2025 as compared to 25.7 percent in the fourth quarter of fiscal 2024. Gross profit as a percentage of net sales decreased to 25.8 percent for fiscal 2025 as compared to 27.2 percent in the prior year. The year-over-year gross profit decrease is attributable to sales mix differences between periods and a lower sales volume during fiscal 2025 as compared to fiscal 2024.

Operating expenses for the fourth quarter of fiscal 2025 were $44.9 million compared to $36.0 million for the fourth quarter of fiscal 2024, an increase of 24.8 percent. Operating expenses were $162.4 million for the full fiscal 2025 year as compared to $135.3 million for the full fiscal 2024 year, an increase of 20.0 percent. The increase in operating expenses for the year was attributable to $4.4 million related to investments in staffing resources to support information technology and digital transformation plans. Additionally, the increase is due to $16.5 million unique expenses in the year which included $7.1 million in strategic and digital transformation initiatives, $6.8 million for corporate governance matters including redomiciling and shareholder relations legal and advisory costs, and $2.6 million for management transition.

The above changes resulted in a negative operating margin of 1.0 percent for the fourth quarter of fiscal 2025 compared to a positive operating margin of 9.0 percent for the fourth quarter of fiscal 2024. Operating margin was 4.4 percent for fiscal 2025 as compared to 10.6 percent for fiscal 2024.

The increase in interest (expense) income, net for the fourth quarter of fiscal 2025 compared to the same period one year ago was primarily due to the increase in average cash balances on which interest was earned during the year.

(1)

Adjusted Operating Income and Adjusted Net Income are measures not defined by accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are used to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.

(2)

Orders and backlog metrics are non-GAAP measures, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.

For the fourth quarter and for the fiscal 2025, the change in fair value of the convertible note was a non-cash benefit of $2.8 million and a non-cash charge of $22.5 million, respectively. In the fourth quarter and for fiscal 2024, the Company recorded non-cash charges for fair value changes of the convertible note of $5.0 million and $16.6 million, respectively. The fair value changes were primarily caused by forced conversion of the entire Convertible Note in the third and fourth quarters of fiscal 2025 and changes in stock price over the fair value measurement periods.

In fiscal 2025, the Company did not record any impairment charges for investments in affiliates, as compared to $5.3 million and $6.4 million for the fourth quarter and fiscal 2024. During the fourth quarter of fiscal 2025, a provision for possible credit losses of $15.5 million was recorded. No such loss was recorded in fiscal 2024.

The Company’s effective tax rate for fiscal 2025 was negative 73.0 percent. The effective income tax rate for fiscal 2025 was primarily impacted due to the convertible note fair value adjustment to expense that is not deductible for tax purposes. Additional other items impacting the rate were valuation allowances on equity investments, state taxes, as well as a write-down of deferred taxes related to debt issuance costs on the conversion of the convertible note. The effective tax rate for fiscal 2024 was 35.9 percent. The effective income tax rate for fiscal 2024 was primarily impacted due to the fair value adjustment to the convertible note that is not deductible for tax purposes. Additional other items impacting the rate were valuation allowances on equity investments, state taxes, as well as prior year provision to return adjustments reduced in part by tax benefits from permanent tax credits.

Balance Sheet and Cash Flow

Balance sheet quality was further strengthened in fiscal 2025. Cash, restricted cash and marketable securities totaled $127.5 million at April 26, 2025, and $12.0 million of long-term debt was outstanding as of that date. The long-term debt includes the face value of the debt of $12.4 million, net of $0.4 million of debt issuance costs. There were no draw-downs on the asset-based revolving credit facility during fiscal 2025 and $32.9 million was available to draw at April 26, 2025. We issued 4.0 million shares to convert the 9.0 percent convertible note payable and repurchased 2.1 million shares for a total of $29.5 million shares purchased at a weighted average cost of approximately $14.23 per share.

In fiscal year 2025, cash flow generated from operations was $97.7 million, of which $19.5 million was used for purchases of property and equipment and $29.5 million for stock repurchase. At the end of the fiscal 2025 fourth quarter, the working capital ratio was 2.2 to 1. Inventory levels dropped 23.3 percent since the end of the 2024 fiscal year on April 27, 2024, in part due to the business transformation initiatives to optimize inventory levels. Management’s focus remains on managing working capital to fund the expected growth of the Company with its current sources of liquidity.

Webcast Information

The Company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (Central Time). This call will be broadcast live at http://investor.daktronics.com where related presentation materials will also be posted prior to the conference call. A webcast will be available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company’s website at: www.daktronics.com.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the federal securities laws and is intended to receive the protections of such laws.

All statements, other than historical facts, included or incorporated in this presentation could be deemed forward-looking statements, particularly statements that reflect the expectations or beliefs of Daktronics, Inc. (the “Company,” “Daktronics,” “we,” or “us”) concerning future events or our future financial performance. You are cautioned not to place undue reliance on forward-looking statements, which are often characterized by discussions of strategy, plans, or intentions or by the use of words such as “may,” “would,” “could,” “should,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “project,” “predict,” “potential,” “continue,” or “intend,” the negative or other variants of such terms, or other comparable terminology. The Company cautions that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations as a result of various factors, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, the imposition of tariffs, trade wars, the availability and costs of raw materials, components, and shipping services, geopolitical and governmental actions, and other risks described in the Company’s Annual Report on Form 10-K for its 2024 fiscal year (the “Form 10-K”) and in other reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) by the Company. You should carefully consider the trends, risks, and uncertainties described in this presentation, the Form 10-K, and other reports filed with or furnished to the SEC by the Company before making any investment decision with respect to our securities. If any of these trends, risks, or uncertainties continues or occurs, our business, financial condition, or operating results could be materially and adversely affected, the trading prices of our securities could decline, and you could lose part or all of your investment.

Forward-looking statements are made in the context of information available as of the date of this news release and are based on our current expectations, forecasts, estimates, and assumptions. The Company undertakes no obligation to update or revise such statements to reflect circumstances or events occurring after this presentation except as may be required by applicable law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

— END —

For more information contact:

INVESTOR RELATIONS:

Howard Atkins, Acting Chief Financial Officer

Tel (605) 692-0200

Investor@daktronics.com

LHA Investor Relations

Carolyn Capaccio / Jody Burfening

DAKTIRTeam@allianceadvisors.com

(1)

Adjusted Operating Income and Adjusted Net Income are measures not defined by accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are used to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.

(2)

Orders and backlog metrics are non-GAAP measures, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	April 26, 2025	April 27, 2024	April 26, 2025	April 27, 2024
Net sales	$172,551	$215,880	$756,477	$818,083
Cost of sales	129,406	160,501	560,990	595,640

Gross profit	43,145	55,379	195,487	222,443
Operating expenses:
Selling	15,200	15,114	60,011	56,954
General and administrative	19,727	11,555	63,498	42,632
Product design and development	9,958	9,283	38,860	35,742

	44,885	35,952	162,369	135,328

Operating (loss) income	(1,740)	19,427	33,118	87,115

Nonoperating income (expense):
Interest income (expense), net	637	(466)	1,347	(3,418)
Change in fair value of convertible note	2,848	(4,980)	(22,521)	(16,550)
Other expense and debt issuance costs write-off, net	(15,183)	(6,814)	(17,795)	(13,096)

(Loss) income before income taxes	(13,438)	7,167	(5,851)	54,051
Income tax (benefit) expense	(4,013)	4,649	4,270	19,430

Net (loss) income	$(9,425)	$2,518	$(10,121)	$34,621

Weighted average shares outstanding:
Basic	49,516	46,257	47,587	45,901
Diluted	49,516	46,872	47,587	46,543
(Loss) earnings per share:
Basic	$(0.19)	$0.05	$(0.21)	$0.75

Diluted	$(0.19)	$0.05	$(0.21)	$0.74

Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 26, 2025	April 27, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127,507	$81,299
Restricted cash	—	379
Accounts receivable, net	92,762	117,186
Inventories	105,839	138,008
Contract assets	41,169	55,800
Current maturities of long-term receivables	2,437	298
Prepaid expenses and other current assets	8,520	8,531
Income tax receivables	3,217	448

Total current assets	381,451	401,949

Property and equipment, net	73,884	71,752
Long-term receivables, less current maturities	1,030	562
Goodwill	3,188	3,226
Intangibles, net	568	840
Debt issuance costs, net	1,289	2,530
Right of use, investment in affiliates, and other assets	9,378	21,163
Deferred income taxes	32,104	25,862

TOTAL ASSETS	$502,892	$527,884

Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)

(in thousands)

(unaudited)

	April 26, 2025	April 27, 2024
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$1,500
Accounts payable	46,669	60,757
Contract liabilities	69,050	65,524
Accrued expenses	41,705	43,028
Warranty obligations	12,706	16,540
Income taxes payable	375	4,947

Total current liabilities	172,005	192,296

Long-term warranty obligations	23,124	21,388
Long-term contract liabilities	18,421	16,342
Other long-term obligations	6,839	5,759
Long-term debt, net	10,487	53,164
Deferred income taxes	85	143

Total long-term liabilities	58,956	96,796

STOCKHOLDERS’ EQUITY:
Preferred Shares, $0.00001 par value, authorized 5,000 shares; no shares issued and outstanding	—	—
Common stock, $0.00001 par value, authorized 115,000 shares; 53,030 and 48,121 shares issued as of April 26, 2025 and April 27, 2024, respectively	—	—
Additional paid-in capital	189,940	117,571
Retained earnings	127,910	138,031
Treasury stock, at cost, 3,979 and 1,907 shares as of April 26, 2025 and April 27, 2024, respectively	(39,759)	(10,285)
Accumulated other comprehensive loss	(6,160)	(6,525)

TOTAL STOCKHOLDERS’ EQUITY	271,931	238,792

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$502,892	$527,884

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended
	April 26, 2025	April 27, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(10,121)	$34,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,547	19,291
(Gain) loss on sale of property, equipment and other assets	(156)	44
Share-based compensation	2,944	2,090
Equity in loss of affiliates	3,053	3,764
Allowance for credit losses on affiliate loan	15,480	—
(Recovery) provision for doubtful accounts, net	(644)	373
Deferred income taxes, net	(6,300)	(9,069)
Non-cash impairment charges	—	6,359
Change in fair value of convertible note	22,521	16,550
Debt issuance costs write-off	—	3,353
Change in operating assets and liabilities	51,389	(14,135)

Net cash provided by operating activities	97,713	63,241

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(19,494)	(16,980)
Proceeds from sales of property, equipment and other assets	277	174
Proceeds from sales or maturities of marketable securities	—	550
Purchases of equity and loans to equity investees	(4,565)	(5,050)

Net cash used in investing activities	(23,782)	(21,306)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	—	41,172
Payments on notes payable	(2,108)	(19,434)
Debt issuance costs	—	(7,205)
Principal payments on long-term obligations	(414)	(410)
Payments for common shares repurchased	(29,474)	—
Proceeds from exercise of stock options	5,153	1,302
Tax payments related to RSU issuances	(606)	(303)

Net cash (used in) provided by financing activities	(27,449)	15,122

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(653)	(69)

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	45,829	56,988

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	81,678	24,690

End of period	$127,507	$81,678

Daktronics, Inc. and Subsidiaries

Net Sales and Orders by Business Unit

(in thousands)

(unaudited)

	Three Months Ended				Twelve Months Ended
	April 26, 2025	April 27, 2024	Dollar Change	Percent Change	April 26, 2025	April 27, 2024	Dollar Change	Percent Change
Net Sales:
Commercial	$40,589	$38,998	$1,591	4.1%	$156,203	$161,626	$(5,423)	(3.4)%
Live Events	59,597	104,906	(45,309)	(43.2)	291,484	338,508	(47,024)	(13.9)
High School Park and Recreation	40,477	36,409	4,068	11.2	165,921	170,349	(4,428)	(2.6)
Transportation	18,304	24,173	(5,869)	(24.3)	81,061	85,390	(4,329)	(5.1)
International	13,584	11,394	2,190	19.2	61,808	62,210	(402)	(0.6)

	$172,551	$215,880	$(43,329)	(20.1)%	$756,477	$818,083	$(61,606)	(7.5)%

Orders:
Commercial	$48,930	$34,084	$14,846	43.6%	$176,583	$135,251	$41,332	30.6%
Live Events	84,225	94,755	(10,530)	(11.1)	283,780	321,191	(37,411)	(11.6)
High School Park and Recreation	59,263	44,581	14,682	32.9	176,097	148,505	27,592	18.6
Transportation	23,496	20,698	2,798	13.5	72,315	80,107	(7,792)	(9.7)
International	24,769	11,667	13,102	112.3	72,572	55,117	17,455	31.7

	$240,683	$205,785	$34,898	17.0%	$781,347	$740,171	$41,176	5.6%

Reconciliation of Free Cash Flow*

(in thousands)

(unaudited)

	Twelve Months Ended
	April 26, 2025	April 27, 2024
Net cash provided by operating activities	$97,713	$63,241
Purchases of property and equipment	(19,494)	(16,980)
Proceeds from sales of property and equipment	277	174

Free cash flow	$78,496	$46,435

*

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Operating Income*

(in thousands)

(unaudited)

	Three Months Ended				Twelve Months Ended
	April 26, 2025	Percent of net sales	April 27, 2024	Percent of net sales	April 26, 2025	Percent of net sales	April 27, 2024	Percent of net sales
Operating (loss) income (GAAP Measure)	$(1,740)	(1.0)%	$19,427	9.0%	$33,118	4.4%	$87,115	10.6%
Corporate governance expenses	3,881	2.3	—	—	6,825	0.9	—	—
Management transition	2,614	1.5	—	—	2,614	0.3	—	—
Consultant related expenses associated with business transformation initiatives	1,031	0.6	—	—	7,085	0.9	—	—

Adjusted operating income (non-GAAP measure)	$5,786	3.4%	$19,427	9.0%	$49,642	6.6%	$87,115	10.6%

*

In evaluating its business, Daktronics considers and uses adjusted operating income as a key measure of its operating performance. The term adjusted operating income is not defined under GAAP and is not a measure of operating income, cash flows from operating activities, or other GAAP figures and should not be considered alternatives to those computations. We define non-GAAP adjusted operating income as operating (loss) income plus unique expenses, for example, expenses related to business and digital transformation consultant costs and legal costs associated with special corporate governance matters. Management believes non-GAAP adjusted operating income is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP adjusted operating income may not be comparable to similarly titled definitions used by other companies. The table above reconciles non-GAAP adjusted operating income to comparable GAAP financial measures.

Reconciliation of Adjusted Net Income*

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	April 26, 2025	April 27, 2024	April 26, 2025	April 27, 2024
Net (loss) income	$(9,425)	$2,518	$(10,121)	$34,621
Change in fair value of convertible note	(2,848)	4,980	22,521	16,550
Allowance for credit losses on affiliate loan	15,480	—	15,480	—
Corporate governance expenses, net of taxes	2,872	—	5,050	—
Management transition, net of taxes	1,934	—	1,934	—
Consultant related expenses associated with business transformation initiatives, net of taxes	763	—	5,243	—
Debt issuance costs expensed due to fair value of convertible note, net of taxes	—	—	—	2,149
Equity method affiliates impairment	—	5,268	—	6,359

Adjusted net income	$8,776	$12,766	$40,107	$59,679

*

Adjusted net income using 26% tax rate. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are not core to our operating business. We believe presenting this non-GAAP financial measurements provide investors with a consistent way to analyze our performance.

Reconciliation of Long-term Debt

(in thousands)

(unaudited)

Long-term debt consists of the following:

	April 26, 2025	April 27, 2024
Mortgage	12,375	13,875
Convertible note	—	25,000

Long-term debt, gross	12,375	38,875

Debt issuance costs, net	(388)	(761)
Change in fair value of convertible note	—	16,550
Current portion	(1,500)	(1,500)

Long-term debt, net	$10,487	$53,164